Exhibit 2(b)(v)

LOAN AGREEMENT

THIS AGREEMENT made as of the 19th day of December, 2012,

B E T W E E N:

DIFFERENCE CAPITAL FUNDING INC., a company organized under the laws of the Province of Ontario,

(herein called the “Lender”),

and

LIVEREEL MEDIA CORPORATION, a company organized under the laws of Canada,
(herein called the “Borrower”).

THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.01           Defined Terms.  The following terms shall for all purposes of this agreement, or any amendment hereto, have the respective meanings set forth below unless the context otherwise specifies or requires or unless otherwise defined herein:

“Banking Day” means any day other than a Saturday or a Sunday on which banks generally are open for business in Toronto, Ontario.

“Default” means any event which is or which, with the passage of time, the giving of notice or both would be an Event of Default.

“Event of Default” means any one of the events set forth in section 7.01.

“Loan” means the term loan made by the Lender to the Borrower as described in section 2.01 and defined therein.

“Loan Documents” means this agreement, and any document delivered in connection with this agreement.

“Lending Rate” means 12% per annum.

“Maturity Date” means December 19, 2013.

“Persons” or “person” means and includes any individual, corporation, partnership, firm, joint venture, association, trust, government, governmental agency, board or authority, and other form of entity or organization.

1.02           Applicable Law.   This agreement and all documents delivered pursuant hereto shall be governed by and construed and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and the parties hereto do hereby attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario.

1.03           Consents and Approvals. Whenever the consent or approval of a party hereto is required in a particular circumstance, such consent or approval shall not be unreasonably withheld or delayed by such party.

1.04           Plural and Singular.  Where the context so requires, words importing the singular number shall include the plural and vice versa.

1.05           Headings.  The division of this agreement into Articles and sections and the insertion of headings in this agreement are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

1.06           Other Usages. References to “this agreement”, “the agreement”, “hereof”, “herein”, “hereto” and like references refer to this Loan Agreement and not to any particular Article, section or other subdivision of this agreement.

1.07           Time of the Essence.   Time shall in all respects be of the essence of this agreement and no extension or variation of this agreement or of any obligation hereunder shall operate as a waiver of this provision.

ARTICLE 2
LOAN

2.01           Establishment of Loan.   Subject to the terms and conditions hereof, the Lender hereby establishes in favour of the Borrower a non-revolving term loan (the “Loan”) in the amount of Cdn. $50,000.00.

2.02           Termination of Loan.  The Loan shall terminate upon the earliest to occur of:

(a)	the Maturity Date; and

(b)	an occurrence of an Event of Default and the subsequent termination of the Loan by the Lender in accordance with Section 7.01.

2.03           Time and Place of Payments.  Unless otherwise expressly provided herein, the Borrower shall make all payments pursuant to this Agreement or pursuant to any document, instrument or agreement delivered pursuant hereto by delivery of a cheque or wire transfer to the Lender before 1:00 p.m. (Eastern Standard Time) on the day specified for payment.  Any such payment received on the day specified for such payment but after 1:00 p.m. (Eastern Standard Time) thereon shall be deemed to have been received prior to 1:00 p.m. (Eastern Standard Time) on the Banking Day immediately following such day specified for payment.

ARTICLE 3
INTEREST

3.01           Interest.   The principal amount of the loan outstanding from time to time under the Loan and the amount of overdue interest from time to time shall bear interest at a rate per annum equal to the Lending Rate.

3.02           Calculation of Interest.   Interest on the outstanding principal  amount and on the amount of overdue interest thereon from time to time, if any, shall accrue from day to day from and including the date of the Loan or the date on which such payment of overdue interest was due, as the case may be, but excluding the date on which such loan or such overdue interest, as the case may be, is repaid in full (both before and after maturity and as well before and after judgment) and shall be calculated on the basis of the actual number of days elapsed divided by 365.

3.03           Payment of Interest.                                            Interest, calculated at the aforesaid rate and in the aforesaid manner on the unpaid portion from time to time outstanding under this Agreement shall accrue and shall be payable to the Lender on the Maturity Date.

ARTICLE 4
REPAYMENTS AND PREPAYMENTS

4.01           Repayment of the Loan.   The principal amount outstanding under the Loan, together with all accrued and unpaid interest and other amounts payable shall be due and payable in full by the Borrower to the Lender on the Maturity Date.

4.02           Prepayments.  The Borrower may prepay any amount outstanding under the Loan without bonus or penalty in whole or part upon two (2) Banking Days prior notice to the Lender.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

5.01           Representations and Warranties.  To induce the Lender to enter into this Agreement, the Borrower hereby represents and warrants to the Lender as follows and acknowledges and confirms that the Lender is relying upon such representations and warranties in providing the Loan hereunder:

(a)
Status and Power. The Borrower is a corporation duly incorporated and organized and validly subsisting under the laws of the jurisdiction of its incorporation and is duly qualified, registered or licensed in all jurisdictions where such qualifications, registration or licensing is required to the extent that it is material. The Borrower has all requisite corporate capacity, power and authority to own, hold under licence or lease its properties, to carry on its business as now conducted and to otherwise enter into, and carry out the transactions contemplated by the Loan Documents.

(b)
Authorization and Enforcement of Documents.   All necessary action, corporate or otherwise, has been taken by the Borrower to authorize the execution, delivery and performance of the Loan Documents and the Borrower has duly executed and delivered each Loan Document. Each Loan Document is a legal, valid and binding obligation of the Borrower enforceable against the Borrower by the Lender in accordance with its terms.

(c)
Compliance with Other Instruments.   The execution, delivery and performance of the Loan Documents and the consummation of the transactions contemplated herein and therein do not and will not conflict with, result in any breach or violation of, or constitute a default under, the terms, conditions or provisions of any law, regulation, judgment, decree or order binding on or applicable to the Borrower and does not require the consent or approval of any other party, or any governmental body, agency or authority.

5.02           Survival of Representations and Warranties.  All of the representations and warranties of the Borrower contained in Section 5.01 shall survive the execution and delivery of this Agreement notwithstanding any investigation made at any time by or on behalf of the Lender.

ARTICLE 6
COVENANTS

6.01           Covenants.   The Borrower hereby covenants and agrees with the Lender that, so long as there is any outstanding indebtedness or obligations hereunder and unless the Lender otherwise expressly consents in writing:

(a)
Corporate Existence.   The Borrower shall maintain its corporate existence in good standing and shall not take part in any dissolution, reorganization, amalgamation, merger or any similar proceeding or arrangement.

(b)
Conduct of Business. The Borrower shall conduct its business in such a manner so as to comply in all material respects with all applicable laws and regulations. The Borrower shall carry on and conduct its business in a proper and efficient manner and will keep or cause to be kept proper books of account and shall make therein true and accurate entries of all dealings and transactions in relation to such business, and shall make or cause to be made such books of account available for inspection by the Lender and its representatives during normal business hours.

(c)
Material Adverse Change. The Borrower shall promptly notify the Lender of any material adverse change in the financial condition of the Borrower or in the ability of the Borrower to satisfy their obligations under any Loan Document.

(d)
Taxes.  The Borrower shall pay or cause to be paid all taxes, rates, government fees and dues levied, assessed or imposed upon it and upon their property or any part thereof, as and when the same become due and payable.

(e)
Reimbursement.  The Borrower shall reimburse the Lender, on demand, for all reasonable costs, charges and expenses incurred by the Lender or on its behalf in interpreting and enforcing the rights of the Lender under this agreement or any other documentation ancillary to the completion of the transactions contemplated by this agreement including, without limiting the generality of the foregoing, all legal fees and disbursements.

(f)	Notice of Default. The Borrower shall promptly notify the Lender of the occurrence of any Default or Event of Default.

6.02           Lender Entitled to Perform Covenants.   If the Borrower shall fail to perform any covenant on their part contained in section 6.01, the Lender may, in its discretion, perform any of the said covenants capable of being performed by it and, if any such covenant requires the payment or expenditure of money, the Lender may make such payments (in which event such payment(s) shall be deemed to increase the principal amount of the outstanding loan by the amount of such payment or expenditure of money) but shall be under no obligation so to do.

ARTICLE 7
DEFAULT AND REMEDIES

7.01           Events of Default.     Upon the occurrence of any one or more of the following events:

(a)	the non-payment of any amount due hereunder which is not paid within five (5) Banking Days after written notice to do so by the Lender;

(b)	the Borrower is adjudged or declared bankrupt or insolvent, or makes an assignment for the general benefit of	creditors;

(c)	any representation or warranty made by the Borrower in this Agreement proves to have been incorrect in any material respect when made or furnished;

(d)
the breach or failure of due observance or performance by the Borrower of any covenant or provision of any Loan Document other than those heretofore dealt within this section 7.01, or of any other document, agreement or instrument delivered pursuant hereto or referred to herein which is not remedied by the Borrower within fifteen (15) Banking Days after written notice to do so by the Lender;

(e)	if any creditor of the Borrower takes any action to realize upon any assets of the Borrower, unless the same is being actively or diligently contested by the Borrower in good faith; or

(f)	if there occurs, in the opinion of the Lender, acting reasonably, a materially adverse change in the financial condition or operation of the Borrower;

the Lender may, by notice to the Borrower, declare all indebtedness of the Borrower to the Lender pursuant to this Agreement to be immediately due and payable whereupon all such indebtedness shall immediately become and be due and payable and the Loan shall immediately become enforceable without further demand or other notice of any kind, all of which are expressly waived by the Borrower. The Lender shall thereafter be entitled to take any action, remedy or proceeding authorized pursuant to the Loan Documents, at law or in equity.

ARTICLE 8
MISCELLANEOUS

8.01           Waivers and Amendments.     No failure or delay by the Lender in exercising any right hereunder shall operate as a waiver of such right nor shall any single or partial exercise of any power or right hereunder preclude its further exercise or the exercise of any other power or right.    Any waiver by the Lender of the strict observance, performance or compliance with any term, covenant or condition of this Agreement is not a waiver of any subsequent default and any indulgence by the Lender with respect to any failure to strictly observe, perform or comply with any term, covenant or condition of this Agreement is not a waiver of the entire term, covenant or condition or any subsequent default. Any term, covenant, agreement or condition of this Agreement may only be amended with the unanimous consent of all of the parties hereto or compliance therewith may only be waived (either generally or in a particular instance and either retroactively or prospectively) by the Lender.

8.02           Notices.     All notices and other communications provided for herein shall be in writing and shall be personally delivered to the addressee or if the addressee is a corporation, to an officer or other responsible employee of the addressee, or sent by telefacsimile or other direct written electronic means, charges prepaid, at or to the applicable addresses or telefacsimile numbers, as the case may be, set opposite the party’s name on a signature page hereof or at or to such other address or addresses, telefacsimile number or numbers as any party hereto may from time to time designate to the other parties in such manner. Any communication which is personally delivered as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Banking Day and such delivery was made during normal business hours of the recipient; otherwise, it shall be deemed to have been validly and effectively given on the Banking Day next following such date of delivery.  Any communication which is transmitted by telefacsimile or other direct written electronic means as aforesaid shall be deemed to have been validly and effectively given on the date of transmission if such date is a Banking Day and such transmission was made during normal business hours of the recipient; otherwise, it shall be deemed to have been validly and effectively given on the Banking Day next following such date of transmission.

8.03           Severability. Any provision hereof which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

8.04           Successors and Assigns.  This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective heirs, executors, legal representatives, administrators, successors and permitted assigns.

8.05           Assignment. Neither this Agreement nor the benefit thereof may be assigned by the Borrower. The rights and obligations of the Lender hereunder may be assigned or participated by the Lender in whole or in part without the consent of the Borrower.

8.06           Further Assurances.  The Borrower shall do, execute and deliver or shall cause to be done, executed or delivered all such further acts, documents and things as the Lender may reasonably request for the purpose of giving effect to this Agreement and to each and every provision hereof.

8.07           Entire Agreement. This Agreement and the agreements referred to herein and delivered pursuant hereto constitute the entire agreement between the parties hereto and supersede any prior agreements, undertakings, declarations, representations and understandings, both written and verbal, in respect of the subject matter hereof.

8.08           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date first above written.

DIFFERENCE CAPITAL FUNDING INC.

     Per: /s/ Henry Kneis
Authorized Signing Officer

130 King Street West
Suite 2950
Toronto, Ontario  M5X 1C7

Fax: (416) 649-5085

LIVEREEL MEDIA CORPORATION

     Per: /s/ Jason Meretsky
Authorized Signing Officer

2300 Yonge Street
Suite 1701
Toronto, Ontario M4P 1E4

Fax: (416) 361.1537